Exhibit 99.1

Financial Update by CFO

March 27, 2003

The visibility we have at this time regarding the current quarter still tends to reinforce the comments made in the 4Q02 earnings release teleconference call and last month’s CFO update.  We continue to anticipate revenue for 1Q03 to be up by about 5% sequentially from 4Q02.  Gross margin is looking to improve sequentially by a few percentage points over 4Q02, given the current product mix for the quarter.  Operating expenses for 1Q03 look to be even more favorable than previously anticipated and down about 5%-10%, on an absolute dollar basis, from 4Q02.  We also still anticipate booking a very nominal (less than $100k) income tax provision in 1Q03.  Cash flow expectation remains neutral to slightly negative, although cash flow from operations looks to be neutral to slightly positive.

For the full year of 2003, the comments made in the 4Q02 earnings release teleconference call and last month’s CFO update also appear to remain valid.  Annual revenue growth could achieve greater than 25% compared with 2002.  Operating expenses continue to look to be favorable and down about 5%-10% for the year, on an absolute dollar basis, compared to 2002, excluding that year’s special charges.  The projected tax impact for the year still looks to be minimal, on the order of a few hundred thousand dollars.  We continue to anticipate that cash flow should be positive for the year.  Our goal for 2003 remains to outperform our near-term financial model, which calls for gross margin of 40% and breakeven operating margin.  Our long-term financial model has gross margin of 50% or greater and operating margin of 15% or greater, which we hope to achieve in 2004.

Safe Harbor Statement

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology thin-film head and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the effects of the California power shortage and any adverse effects of the recent terrorist attacks in the United States on the economy in general or our business in particular.  Such risks and uncertainties are described in the company’s SEC reports including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 27, 2002, and form 10-Q for the fiscal quarter ended September 28, 2002, filed with the Commission on November 12, 2002.